Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of March 11, 2002 (the "Merger Agreement"), between GECL Oklahoma, Inc., an Oklahoma corporation ("GECL"), Intercontinental Holdings, Inc., an Oklahoma corporation ("IHI"), and GECL Merger Corp., an Oklahoma corporation ("GMI ").

WHEREAS, on the date hereof, GECL has authority to issue 50,000,000 shares of common stock, par value $0.001 per share (the "GECL Common Stock"), of which 24,238,826 shares are issued and outstanding;

WHEREAS, on the date hereof, IHI has authority to issue 50,000,000 shares of common stock, par value $0.001 per share (the "IHI Common Stock"), of which 1,000 shares are issued and outstanding;

WHEREAS, on the date hereof, GMI has authority to issue 50,000,000 shares of common stock, par value $0.001 per share (the "GMI Common Stock"), of which 1,000,000 shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of GECL, IHI and GMI have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(G) of the General Corporation Law of the State of Oklahoma (the “OGCL”), under which IHI would survive as the holding company, by the merger of GECL with and into GMI, and with each holder of GECL Common Stock receiving one share of IHI Common Stock in exchange for such share of GECL Common Stock;

WHEREAS, under the respective certificates of incorporation of GECL and IHI, the IHI Common Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the GECL Common Stock which will be exchanged therefor pursuant to the holding company reorganization;

WHEREAS, the certificate of incorporation and bylaws of IHI, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of GECL immediately prior to the merger, other than differences permitted by Section 1081(G)(4) of the OGCL;

WHEREAS, the certificate of incorporation of GMI is identical to the certificate of incorporation of GECL immediately prior to the merger, other than differences permitted by Section 1081(G)(1)(g) of the OGCL, and is being amended in the manner required by Section 1081(G) pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of GECL, IHI and GMI have approved this Merger Agreement, shareholder approval not being required pursuant to Section 1081(G) of the OGCL;

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WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, GECL, IHI and GMI hereby agree as follows:

1.

Merger. GECL shall be merged with and into GMI (the "Merger"), and GMI shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Oklahoma in accordance with the OGCL (the "Effective Time").

2.

Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of GMI, as amended and in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the OGCL.

             Article FOURTEENTH shall be added and will read as follows:

            "Any act or transaction by or involving the Corporation that requires for its adoption under the Oklahoma General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to Section 1081(G) of the Oklahoma General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Intercontinental Holdings, Inc., or any successor by merger, by the same vote as is required by the Oklahoma General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

3.

Succession. At the Effective Time, the separate corporate existence of GECL shall cease, and GMI shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of GECL, and GMI shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of GECL, including, without limitation, all outstanding indebtedness of GECL, all in the manner and as more fully set forth in Section 1088 of the OGCL.

4.

Directors. The directors of GECL immediately prior to the Effective Time shall be the directors of the Surviving Corporation and IHI at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

5.

Officers. The officers of GECL immediately preceding the Effective Time shall be the officers of the Surviving Corporation and IHI at and after the Effective Time until their successors are duly elected and qualified.

6.

Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

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(a)

each share of GECL Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of IHI Common Stock;

(b)

each share of GECL Common Stock held in the treasury of GECL immediately prior to the Effective Time shall be cancelled and retired;

(c)

each option, warrant, purchase right, unit or other security of GECL convertible into shares of GECL Common Stock shall become convertible into the same number of shares of IHI Common Stock as such security would have received if the security had been converted into shares of GECL Common Stock immediately prior to the Effective Time, and IHI shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of IHI Common Stock as GECL had reserved; and

(d)

each share of IHI Common Stock issued and outstanding in the name of GECL immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of IHI Common Stock.

7.

Other Agreements.   At the Effective Time, IHI shall assume any obligation of GECL to deliver or make available shares of GECL Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which GECL is a party.  Any reference to GECL Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to IHI Common Stock and one share of IHI Common Stock shall be issuable in lieu of each share of GECL Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

8.

Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of GECL such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of GECL, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of GECL or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9.

Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of GECL Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of IHI Common Stock, as the case may be, into which the shares of GECL Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of IHI and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to IHI or its transfer agent, have

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and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of IHI Common Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

10.

Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

11.

Compliance with Section 1081(G) of the OGCL.  Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(G) of the OGCL, including without limitation, the following:

a)

Certificate of Incorporation and By-Laws of IHI.  At the Effective Time, the Certificate of Incorporation and By-Laws of IHI shall be in the form of the Certificate of Incorporation and By-Laws of GECL, as in effect immediately prior to the Effective Time.

b)

Directors and Officers of IHI.  At the Effective Time, the directors and officers of GECL immediately prior to the Effective Time shall be the directors and officers of IHI, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of IHI.

c)

Filings.  Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State.  Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and IHI contemplated by this Agreement, each of the Surviving Corporation and IHI shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.

12.

Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of GECL, IHI and GMI, by action of the board of directors of GECL if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of GECL and its stockholders.

13.

Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.

Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

15.

Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

IN WITNESS WHEREOF, GECL, IHI and GMI have caused this Merger Agreement to be executed and delivered as of the date first above written.

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GECL OKLAHOMA, INC., an Oklahoma corporation

/s/ William L. Tuorto

_________________________________

Name:

William L. Tuorto

Title:  President

GECL MERGER CORP., an Oklahoma corporation

/s/ William L. Tuorto

_________________________________

Name: William L. Tuorto

Title: President

INTERCONTINENTAL HOLDINGS, INC., an Oklahoma corporation

/s/ William L. Tuorto

_________________________________

Name: William L. Tuorto

Title: President

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CERTIFICATION

STATE OF SOUTH CAROLINA

COUNTY OF CHARLESTON

Before me, a Notary Public in and for said County, personally appeared William L. Tuorto, the Secretary of GECL Oklahoma Corp., on the 23rd day of April, 2002, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of GECL Oklahoma, Inc. pursuant to Section 1081(G) of the Oklahoma General Corporation Law, and that the conditions in the first sentence of Section 1081(G) have been satisfied.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

/s/ William L. Tuorto

______________________________

William L. Tuorto

Sworn to and subscribed before me

the 23rd day of April, 2002.

/s/ Christy Jayne Waltz

_______________________________

Commission Expires: Jan. 18, 2003

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